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                                                                     Exhibit 5.2

                               [CBRE LETTERHEAD]

                                 July 5, 2001

CB Richard Ellis Services, Inc.
200 North Sepulveda Boulevard
El Segundo, CA  90245

         Re:    Registration Statement on Form S-8/
                CB Richard Ellis Deferred Compensation Plan

Ladies and Gentlemen:

     At your request, I am rendering this opinion in connection with the proposed issuance pursuant to the CB Richard Ellis Deferred Compensation Plan (the "Plan") of up to $100,000,000 in aggregate amount of deferred compensation obligations (the "Obligations") of CB Richard Ellis Services, Inc. (the "Company"). The Obligations are unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Plan.

     I have examined instruments, documents, and records which I deemed relevant and necessary for the basis of my opinion hereinafter expressed. In such examination, I have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to me as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates I have reviewed.

     Based on such examination, I am of the opinion that the $100,000,000 of Obligations to be issued by the Company pursuant to the Plan are binding obligations of the Company and, when issued and paid for in accordance with the Plan, will be legally issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as Exhibit 5.2 to this Registration Statement on Form S-8 and to the use of my name wherever it appears in said Registration Statement. In giving such consent, I do not consider that I am an "expert" within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

                           Very truly yours,


                           /s/ Walter V. Stafford